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                           CERTIFICATE OF AMENDMENT

                                    OF THE

                         CERTIFICATE OF INCORPORATION

                                      OF

                 CHROMATICS COLOR SCIENCES INTERNATIONAL, INC.

                           ------------------------
                           Under Section 805 of the
                           Business Corporation Law
                           ------------------------


         We, the undersigned, Darby S. Macfarlane, Chief Executive Officer, and Leslie Foglesong, Secretary, of Chromatics Color Sciences International, Inc. (the "Corporation"), a corporation organized and existing under the Business Corporation Law of the State of New York, do hereby certify as follows:
         1. The name of the Corporation is CHROMATICS COLOR SCIENCES INTERNATIONAL, INC.

         2. The Certificate of Incorporation of the Corporation was filed by the Department of State on March 30, 1984. The Corporation was formed under the name Chromatics International, Inc.

         3. The Certificate of Incorporation of the Corporation, as heretofore amended, is hereby further amended (i) to effect a three-for-two split of the issued and outstanding shares of the Corporation's Common Stock, (ii) to extend for two years from December 31, 1998 to December 31, 2000 the expiration date of the period during which the Corporation's outstanding Class A Convertible Preferred Stock can become convertible into Common Stock upon the Corporation's achieving certain stock performance or earnings goals, (iii) to likewise extend the date by which the Corporation is to call the Class A Convertible Preferred Stock for redemption if such goals are not met, (iv) to revise the market price conversion feature of the Class A Convertible Preferred Stock to provide for adjustment upon the occurrence of certain events involving the Common Stock, including stock splits, reclassifications and the payment of stock dividends, and (v) to delete the exclusion of extraordinary items and revenues generated by businesses acquired by the

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Corporation from the calculation of the earnings goal that needs to be satisfied to trigger the conversion feature of the Class A Convertible Preferred Stock.

         4. On February 13, 1998, there were approximately 9,289,944 shares of Common Stock, par value $0.001, issued and outstanding. As a result of the split contemplated by this Certificate of Amendment, there will be approximately 13,934,916 shares of Common Stock, par value $0.001, issued and outstanding and 36,064,085 shares of unissued Common Stock, par value $0.001.

         5.       To accomplish the foregoing,

                  (i) Paragraph A of Article FOURTH of the Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:
                                    "A.     Authorization.  The Corporation
                  shall have the authority to issue (i) 50,000,000 shares of common stock (the "Common Stock"), par value $0.001 per share, and (ii) 11,400,000 shares of preferred stock (the "Preferred Stock"), of which 1,400,000 shares shall be designated as Class A Preferred Stock, having a par value of $0.01 per share, and 10,000,000 shares shall be designated as Class B Preferred Stock, having no par value.

                                    Each share of Common Stock issued and
                  outstanding immediately prior to the effective date of the filing of the Certificate of Amendment of the Corporation's Certificate of Incorporation is hereby reclassified and changed into one and one-half fully paid and nonassessable shares of Common Stock, $0.001 par value, of the Corporation, and each holder of record of a certificate for one or more shares of Common Stock as of the close of business on the effective date of the filing of this amendment to the Corporation's Certificate of Incorporation shall be entitled to receive, as soon as practicable, upon surrender of such certificate, a certificate or certificates representing one and one-half shares of Common Stock for each share of Common Stock represented by the certificate of such holder, and any fractional shares resulting will be rounded up to the next whole share. Until such time as the certificates representing the Common Stock to be split pursuant hereto shall have been surrendered, the certificates representing the Common Stock shall represent the shares of Common Stock issuable upon the stock split of such Common Stock.

                           The relative rights, preferences and limitations of
                  the shares of Common Stock, Class A Preferred Stock and Class B Preferred Stock shall be as hereinafter provided in Article FOURTH."

                  (ii) Paragraph C.(4)(a) of Article FOURTH of the Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:
                  "(a) Subject to Section C.(5) of this Article FOURTH, upon the first to occur, after the date (the "Commencement Date") of the filing of the Certificate of Amendment to the Certificate of Incorporation of the Corporation of which this provision is a part, of (i) the Corporation's combined pre-tax net operating income (before interest expense), as reflected on the Corporation's audited financial statements for any two consecutive calendar years during the period commencing on the

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                  Commencement Date and ending on December 31, 2000 exceeding
                  $20,000,000 or (ii) the closing bid quotation of the Common Stock on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") (or the last sales price, if the Common Stock is principally traded on a national securities exchange or the NASDAQ National Market System) being at least $46.67, subject to the provisions for adjustment hereinafter set forth (the "Trigger Price"), on 30 consecutive trading days at any time during the period commencing on the Commencement Date and ending on December 31, 2000 (each such event referred to in the preceding subclauses (i) and (ii) being hereinafter referred to as an "Event" and each such date being hereinafter referred to as the "Event Date"), each share of Class A Convertible Preferred Stock outstanding immediately prior to the Event Date shall be, at the option of the holders thereof upon written notice (the "Election Notice") duly given to the Corporation within 30 days (the "Election Notice Period") of such holders receiving written notice from the Corporation (which notice shall be sent by certified mail, return receipt requested, to the address of such holder as it shall appear on the stock register of the Corporation) of the occurrence of the Event, convertible into .6521739 shares of Common Stock, subject to the provisions for adjustment hereinafter set forth. In the event the Corporation shall at any time or from time to time on or prior to the Event Date
                  (A) declare a dividend or make a distribution on the outstanding shares of Common Stock in shares of Common Stock, (B) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares, by stock split or otherwise, or (C) combine or reclassify the outstanding shares of Common Stock into a smaller number of shares, by reverse stock split or otherwise, then, in each case, the Trigger Price in effect at the time of the record date for such dividend or of the effective date of such subdivision, combination, or reclassification, shall be adjusted so that it shall equal the price determined by multiplying the Trigger Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such action, and the denominator of which shall be the number of shares of Common Stock outstanding after giving effect to such action. Such adjustment shall be made successively whenever any event listed in clause (A), (B) or
                  (C) above shall occur. After delivery of an Election Notice and until such time as the certificates representing the Class A Convertible Preferred Stock to be converted pursuant to such Election Notice shall have been surrendered and certificates evidencing the Common Stock to be issued shall have been issued in accordance with the provisions of paragraph (c) of this subsection (4), the certificates representing the Class A Convertible Preferred Stock shall represent the shares of Common Stock issuable upon the conversion of such Class A Convertible Preferred Stock and the holders thereof shall be entitled to all the rights and privileges of the holders of the Common Stock. The Corporation shall give prompt written notice to the holders of the Class A Convertible Preferred Stock of the occurrence of an Event (which in any event shall be given not later than five days after the occurrence of such Event)."


                  (iii) The first sentence of Paragraph C.(5)(a) of Article FOURTH of the Certificate of Incorporation of the Corporation is hereby amended to read as follows:

                  "(a) The Corporation shall (i) not later than 10 days after the expiration of the Election Notice Period without the Corporation having received an

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                  Election Notice, if applicable, or (ii) not later than 10
                  days after a determination (the "Determination") by the Board of Directors of the Corporation that an Event has not occurred within the relevant periods specified in Section C.(4) of this Article FOURTH, if applicable, call for redemption (A) each share of Class A Preferred Stock that is not the subject of an Election Notice, or (B) all shares of Class A Preferred Stock, if the Board of Directors shall have made the Determination, as applicable, at a price per share of $.01 per share, plus any declared but unpaid dividends on such shares of Class A Preferred Stock, provided, however, that the Board of Directors shall make a Determination on or prior to the 120th day after December 31, 2000."


         4. The foregoing amendments to the Certificate of Incorporation of the Corporation have been duly authorized by unanimous consent of the Board of Directors of the Corporation, followed by the vote of the holders of at least a majority of all of the outstanding shares of the Corporation entitled to vote on said amendments to the Certificate of Incorporation.



         IN WITNESS WHEREOF, the undersigned have signed this Certificate and affirm under the penalties of perjury that the statements made herein are true this day of February, 1998.


                                                     /s/ Darby S. Macfarlane
                                                     --------------------------
                                                     Darby S. Macfarlane,
                                                     Chief Executive Officer


                                                     /s/ Leslie Foglesong
                                                     --------------------------
                                                     Leslie Foglesong,
                                                     Secretary